EXHIBIT 23.1

Schwartz Levitsky Feldman LLP

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of HQ Sustainable Maritime Industries, Inc. on Form S-3 of our report dated March 2, 2009, relating to the consolidated financial statements as of and for the year ended December 31, 2008, and the effectiveness of HQ Sustainable Maritime Industries, Inc.’s internal control over financial reporting, included in the Form 10-K/A No.2 for the year ended December 31, 2008 as amended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Schwartz Levitsky Feldman LLP
Toronto, Ontario, Canada	Chartered Accountants
January 5, 2010	Licensed Public Accountants